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                                                                   EXHIBIT 10.20

[BIOMERICA LOGO]


                                August 12, 1999

Mr. Pete McKinley
6212 Oakbrook Cir.
Huntington Beach, CA 92648

     Re:  Employment Offer

Dear Pete:

     I am pleased to extend to you an offer to join theBigRx.com division of Biomerica, Inc. (the "Company"). The purpose of this letter is to set forth in writing the terms and conditions of your new employment relationship with the Company.

     Your employment will commence as of August 16, 1999. Your job title will be Executive Vice President of Development and Operations; your duties will be such assignments as may be agreed upon from time to time by you and the Board of Directors and/or the Chief Executive Officer. An incentive bonus will be established by the board and/or CEO to include the possibility of being granted an additional non-qualified option to purchase 10,000 restricted shares based upon reaching specific performance milestones.

     Your base salary will be one hundred twenty thousand dollars ($120,000) per year (the "Base Salary") and will be payable at such intervals as is normal for the payment of compensation to the Company's employees (currently semi-monthly). Upon the Company having cash and cash equivalents over $15,000,000 the Company shall pay you a bonus of $50,000 dollars.

     In addition to the Base Salary, the Company shall grant to you a non-qualified option to purchase 72,000 restricted shares of the Company's common stock at an exercise price equal to the fair market value of the Company's common stock on the date of grant, as determined by the Board of Directors. The option (as well as the other options referred to herein) shall vest over a period of three (3) years, with 33 1/3% vesting on the first anniversary of the date of grant and the remaining 66 2/3 vesting as to one-twenty fourth (1/24th) per month each month thereafter for the next two (2) years. The option shall have a term of five (5) years; however, the option shall terminate thirty (30) days from the date of termination of your employment with the Company or any of its subsidiaries other than by reason of death or disability. The option shall be subject to the terms and conditions of a non-qualified Stock Option Plan (the "Plan") to be established by the Company's Board of Directors within sixty (60) days of this letter and the Stock Option Agreement to be entered into by you and the Company. Notwithstanding the foregoing, the option shall vest in full immediately upon a change of
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Mr. Pete McKinley - Offer
August 12, 1999
Page 2 of 3

control of the Company, which shall be defined in the Plan and shall include the consummation of a merger or the sale of all or substantially all of the Company's assets.

     Your performance and compensation will be reviewed at the end of one year, and your compensation will be subject to modification by the Company to be mutually agreeable.

     You will also be entitled to the standard employment benefit package that is available to all Company employees, which is subject to change from time to time, but which initially will include group health and dental insurance for you. Dependent coverage is also available; however, it will be at your cost with pre-tax dollars. You may also qualify for participation in any other plans maintained by the Company, in accordance with the terms and conditions of such plan.

     You will have time off with pay on the major holidays which are recognized by the Company and up to 8 days of paid sick leave per year. Some limits may be placed on the total sick leave which you may accrue with the Company. Initially your paid vacation leave will accrue at the rate of ten (10) days per year and increase according to company policy.

     You will be entitled to such other employment benefits as the Company generally makes available to its employees, and all benefits will be subject to change from time to time and will be provided in accordance with the Company's employment policies, to which you will be subject.

     You also agree to execute and be bound by the terms of the Employee Nondisclosure and Confidentiality Agreement attached hereto as Exhibit A.

     This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California. All disputes arising under this agreement or relating to the Company's employment of you shall be governed by the laws of the State of California.

     You agree that any dispute, disagreement, controversy or claim arising from or relating to this agreement or the Company's employment of you, shall be resolved by final and binding arbitration administered by the American Arbitration Association. The venue shall be Orange County, California. The award of the arbitrator shall be issued and transmitted to the parties, and judgement on the award may be entered in any court having jurisdiction thereof. You understand that acceptance of this agreement constitutes a waiver of your right to a judicial forum in which to resolve claims relating to or arising out of your employment or to resolve claims covered by various state and federal statutes, including, but not limited to, such statutes as the Americans with Disabilities Act, and various civil rights statutes.
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Mr. Pete McKinley - Offer
August 12, 1999
Page 3 of 3

     This letter, together with the Employee Handbook and the Non-Disclosure Agreement, is intended to set forth our entire agreement regarding your employment relationship with the Company, thus it supersedes any other agreement on this subject, including any inconsistent provisions contained in any employee manual or policy of the Company. This agreement will not be modifiable except by a mutual written agreement between you and the Company.

     Please sign and return this letter to me to indicate your acceptance and agreement to the terms set forth in this letter. You may keep a copy for your own records.

                                          Sincerely,

                                          Biomerica, Inc.

                                          By: /s/ ZACKARY S. IRANI
                                             ----------------------------------
                                                  Zackary S. Irani

                                          Its:    President

                                   ACCEPTANCE

     I have read the foregoing letter and agree with the terms and conditions of my employment as set forth.

Dated: 8/16/99                            /s/ PETE McKINLEY
      -------------------------------     -------------------------------------
                                          Name: Mr. Pete McKinley